Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES TWO
CONTRACTS WITH COMBINED VALUE OF $24.1 MILLION

HOUSTON — March 16, 2005 — Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced that it is the low bidder on two new contracts with an aggregate value of $24.1 million.

The City of Houston has selected Sterling’s $8.9 million low bid to install approximately 1.5 miles of 66” water main on the north side of town in the Greenspoint area. This is the second major Houston water main contract win for Sterling this month and is a continuation of the previously announced $13.7 million contract. Both contracts should be underway by May 15 with completion scheduled by February 2006.

The second new contract, valued at $15.2 million, is from the City of Austin. The Company noted that this is the first-ever civil construction project it has been awarded in Austin. The contract consists of paving and water improvements on 45th Street. Work is expected to begin in June 2005 and will require 15 to 16 months for completion.

Commenting, Pat Manning, Sterling’s Chairman said, “Our official entry into the Austin market reflects the continuation of our geographic expansion strategy. Over the past several years, we have extended our reach beyond Houston, to include Dallas-Fort Worth and San Antonio. Following this important contract win in Austin, we believe that there will be additional opportunities for us in the state capital, as well as in other parts of Texas.”

Sterling, through its wholly-owned subsidiary Sterling Houston Holdings, Inc., (the “Construction Segment”) is primarily a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects. Sterling also operates Steel City Products, Inc. (the “Distribution Segment”), a wholesale distributor based in Pittsburgh, Pennsylvania.

It is the Company’s policy to announce all Construction Segment contract awards exceeding $5 million in revenue value. Such announcements will generally be made when the Company has been confirmed as low bidder, or as soon as possible thereafter once any significant conditions to the contract award have been satisfied.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman, 212-836-9609
Joseph Harper, 281-821-9091	Robert Greenberg, 212-836-9611